Exhibit 99.1

Eightco Announces $100 million Revenue Forecast – Releases 2025 Strategic Plan

Improved Financial Condition Allows Focus on Revenue Growth & Profitability

Easton, PA, September 25, 2024 (GLOBE NEWSWIRE) – Eightco Holdings Inc. (NASDAQ: OCTO) (the “Company” or “Eightco”) is pleased to provide an update to its shareholders regarding its achievements year to date and 2025 initiatives.

2024 Achievements

The Company has made significant progress in 2024 by improving its balance sheet, most notably through the elimination of $5.4 million in convertible notes and increasing shareholder equity by $23 million. An aggregate of 5,846,627 dilutive shares related to warrants and convertible securities were cancelled in connection therewith, as well as several one-time accounting events.

Operationally, during the 6 months ended June 30, 2024:

●	Gross profit margin was increased to 22%, versus 12% in the prior year period; and
●	SG&A was reduced to $6.9 million, down 23% from $9.0 million in the prior year period

These improvements helped the Company regain compliance with two NASDAQ requirements, as was announced yesterday.

2025 Plan

The Company’s primary focus is the growth of its primary operating subsidiary, Forever 8 Fund LLC (“Forever 8”), which operates in two main areas: providing inventory solutions for small to mid-sized e-commerce sellers in the US & UK, as well as supplying refurbished Apple products for sellers in the UK and Europe. Forever 8 buys existing inventory from e-commerce sellers and commits to purchasing future inventory directly from their suppliers, maintaining specific inventory levels to enhance sales and growth. The sellers are invoiced after sales occur on a monthly basis, at which point Forever 8 charges them its cost plus a markup. Forever 8’s tech platform facilitates this entire process end-to-end, making it seamless and scalable.

In the short term, the Company intends to seek additional non-dilutive senior debt financing to replace the capital used to repay its dilutive convertible notes in the first quarter of 2024. The Company currently has approximately 1.8 million shares outstanding. By deploying this capital, the Company aims to deliver 2025 revenues of $100 million, with the Company achieving positive EBITDA at the public company level. Such funding would also support further growth in 2025. Forever 8 believes it can deploy significant additional capital via its scalable platforms due to high inbound demand for its services from existing and new customers.

Paul Vassilakos, CEO of Eightco and President of Forever 8, said “The Company is excited to focus on prioritizing the Forever 8 business to deliver growth and shareholder value through 2025. With regaining compliance with the NASDAQ rules behind us and a significantly improved balance sheet, we believe 2025 has the potential to be our best year since our inception in 2020.”

About Eightco

Eightco (NASDAQ: OCTO) is committed to growth of its subsidiaries, made up of Forever 8 Fund LLC, an inventory capital and management platform for e-commerce sellers, and Ferguson Containers, Inc., a provider of complete manufacturing and logistical solutions for product and packaging needs, through strategic management and investment. In addition, the Company is actively seeking new opportunities to add to its portfolio of technology solutions focused on the e-commerce ecosystem through strategic acquisitions. Through a combination of innovative strategies and focused execution, Eightco aims to create significant value and growth for its portfolio companies and stockholders.

For additional information, please visit www.8co.holdings

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Eightco’s ability to regain and maintain compliance with the Nasdaq’s continued listing requirements; unexpected costs, charges or expenses that reduce Eightco’s capital resources; Eightco’s inability to raise adequate capital to fund its business; the inability to innovate and attract users for Eightco’s and its subsidiaries’ products; future legislation and rulemaking negatively impacting digital assets; and shifting public and governmental positions on digital asset mining activity. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eightco’s actual results to differ from those contained in forward-looking statements, see Eightco’s filings with the Securities and Exchange Commission (the “SEC”), including in its Annual Report on Form 10-K filed with the SEC on April 1, 2024, as amended. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:

Investor Relations

investors@8co.holdings